UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): February 11, 2009
HERCULES OFFSHORE, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	0-51582	56-2542838
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

9 GREENWAY PLAZA, SUITE 2200 HOUSTON, TEXAS	77046
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (713) 351-5100
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 11, 2009, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Hercules Offshore, Inc. (the “Company”) approved a salary increase for Troy Carson, Vice President, Corporate Controller, and Principal Accounting Officer, from $200,000 to $225,000.
2008 Bonus Plan
     The Committee also approved payouts for fiscal year 2008 under the 2008 HERO Bonus Plan (the “2008 Bonus Plan”) to John T. Rynd, Chief Executive Officer and President, Lisa W. Rodriguez, Senior Vice President and Chief Financial Officer, James W. Noe, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary, Terrell L. Carr, Vice President, Worldwide Operations, Todd Pellegrin, Vice President, Worldwide Liftboat Operations, Don Rodney, President, Hercules International Holdings, and Mr. Carson. The bonuses were paid in accordance with the terms of the 2008 Bonus Plan, as previously disclosed by the Company, and pursuant to resolutions adopted by the Committee. Pursuant to the terms of the 2008 Bonus Plan, the bonus amounts paid to each officer and the bonuses that they would have been entitled to receive had the Company achieved the threshold, target and maximum performance targets of the Company are as follows:

Employee Name	Actual Bonus Payment	Threshold	Target	Maximum
John T. Rynd	$245,000	$350,000	$700,000	$1,400,000
Lisa W. Rodriguez	$135,000	$140,000	$280,000	$560,000
James W. Noe	$100,000	$112,500	$225,000	$450,000
Terrell L. Carr	$175,000	$76,250	$152,500	$305,000
Todd Pellegrin	$175,750	$47,500	$95,000	$190,000
Troy Carson	$65,000	$40,000	$80,000	$160,000
Don Rodney	$16,800	$24,000	$48,000	$96,000
The bonuses payable to Ms. Rodriguez and Messrs. Noe, Carr, and Carson also include a discretionary amount approved by the Committee in recognition of their efforts in contributing to the achievement of the Company’s corporate objectives and the objectives of the Company’s drilling division in 2008. The discretionary bonus amounts were $37,000, $21,250, $57,346, and $37,000 for Ms. Rodriguez and Messrs. Noe, Carr, and Carson, respectively.
2009 Bonus Plan
     The Committee also adopted the 2009 HERO Bonus Incentive Plan (the “2009 Bonus Plan”) on February 11, 2009. The 2009 Bonus Plan provides that the Company will pay a cash bonus to its executive officers if the Company meets certain performance targets during 2009. For Ms. Rodriguez and Messrs. Rynd, Noe, Carson, and Rodney, the performance metrics are consolidated net income, free cash flow, and the achievement of personal performance goals, which are weighted as 30%, 30%, and 40% of the total bonus, respectively. For Mr. Carr, the performance metrics are consolidated net income, earnings adding back interest and taxes for the drilling division only, divisional maintenance capital expenditures, a divisional safety metric, and the achievement of personal performance goals, which are weighted as 5%, 40%, 25%, 15% and 15% of the total bonus, respectively. For Mr. Pellegrin, the performance metrics are consolidated net income, earnings adding back interest and taxes for the liftboats division only, divisional maintenance capital expenditures, a divisional safety metric, and the achievement of personal performance goals, which are weighted as 5%, 40%, 25%, 15% and 15% of the total bonus, respectively.
     Under the 2009 Plan, Mr. Rynd has the opportunity to receive an annual performance bonus of up to 200% of his annual base salary, with a target bonus of 100% and a threshold bonus of 50%. Ms. Rodriguez has the opportunity to receive an annual performance bonus of up to 140% of her annual base salary, with a target bonus of 70% and a threshold bonus of 35%. Mr. Noe has the opportunity to receive an annual performance bonus of up to 120% of his annual base salary, with a target bonus of 60% and a threshold bonus of 30%. Messrs. Carr and Pellegrin have the opportunity to receive an annual performance bonus of up to 100% of their annual base salary, with a target bonus of 50% and a threshold bonus of 25%. Mr. Carson has the opportunity to receive an annual performance bonus of up to 80% of his annual base salary, with a target bonus of 40% and a threshold bonus of 20%. Mr. Rodney has the opportunity to receive an annual performance bonus of up to 60% of his annual base salary, with a target bonus of 30% and a threshold bonus of 15%.
Adoption of Clawback Policy
     On February 12, 2009, the Board adopted a clawback policy (the “Policy”) applicable to the Company’s executive officers and directors. The Policy provides that, in the event that an executive officer or director of the Company, while employed by the Company, is found to have engaged in fraud or misconduct that resulted in a material restatement of the Company’s financial statements or caused the Company to violate in any material respect the United States securities laws and regulations or the Foreign Corrupt Practices Act, the Company shall have the right to (i) reimbursement of any bonus or retainer previously paid to such executive officer or director, (ii) forfeit or cancel any unvested equity compensation award and the reimbursement of the fair market value of any vested equity compensation award, and (iii) reimbursement of any gains or profits realized from the exercise of stock options or from any other disposition of securities attributable to an award of equity compensation, in each case awarded to, paid to or realized by the executive officer or director, or vested, within the two-year period prior to such restatement or violation. In addition, the Board may terminate the employment of such executive officer or demand the resignation of such director and take any other lawful actions as it deems appropriate to enforce the executive officers’ and directors’ obligations to the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES OFFSHORE, INC.
Date: February 17, 2009	By:	/s/ James W. Noe
James W. Noe
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary